Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-125679 on Form S-8 for the ABX Air, Inc. 2005 Long-Term Incentive Plan of our reports dated March 15, 2006, relating to the consolidated financial statements and financial statement schedules of ABX Air, Inc and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of ABX Air, Inc. for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Dayton, Ohio

March 15, 2006